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                                            SECURITIES AND EXCHANGE COMMISSION

                                                  Washington, D.C. 20549

                                                  ------------------------

                                                        FORM 15-15D


                         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                        THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                                     SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.




                                 FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2001-1
                                 --------------------------------------------------------
                                                  (Issuers of the notes)




        FORD CREDIT FLOORPLAN CORPORATION                                 FORD CREDIT FLOORPLAN LLC
        ---------------------------------                                 -------------------------
                           (Originators of the trusts that issue notes under the related prospectus and prospectus supplement)
                        (Exact names of registrants as specified in their respective charters)


     Delaware        333-60756-02/      38-2973806                    Delaware        333-60756-02/      38-3372243
     --------        333-60756-03       ----------                    --------        333-60756-03       ----------
                     ------------                                                     ------------
    (State or other  (Commission       (IRS Employer                  (State or other  (Commission       (IRS Employer
    jurisdiction of   File Number)     Identification                 jurisdiction of   File Number)     Identification
    incorporation)                     Number)                        incorporation)                     Number)

     One American Road, Dearborn, Michigan       48126                  One American Road, Dearborn, Michigan       48126
     -------------------------------------       ------                 -------------------------------------       ------
   (Address of principal executive offices)    (Zip Code)             (Address of principal executive offices)    (Zip Code)


Registrant's telephone number, including area code 313-594-9876    Registrant's telephone number, including area code 313-594-9876



                                         Series 2001-1, Floating Rate Asset Backed Notes

                           -------------------------------------------------------------------------------
                                    (Title of each class of securities covered by this Form)

                        Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains):  NONE

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Please place an X in the box(es) to designate, the appropriate rule provision(s)
relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)      [ ]                 Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [X]

Approximate number of holders of record as of the certification or notice date:  30
     -----

Pursuant to the requirements of the Securities Exchange Act of 1934 FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2001-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  August 13, 2002            FORD CREDIT FLOORPLAN CORPORATION
                                  FORD CREDIT FLOORPLAN LLC
                                        (Registrant)

                                   By:  /s/ S. J. Thomas
                                        ---------------------------------------
                                            S. J. Thomas, Secretary